SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

PROTEOSTASIS THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

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80 Guest Street

Suite 500

Boston, Massachusetts 02135

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

To be held on June 29, 2020

To the Stockholders of Proteostasis Therapeutics, Inc.:

NOTICE IS HEREBY GIVEN that the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Proteostasis Therapeutics, Inc., a Delaware corporation (the “Company”) will be held on Monday, June 29, 2020, at 9:00 a.m. Eastern Time at 80 Guest Street, First Floor, Event Room, Boston, Massachusetts 02135 for the following purposes:

1.

To elect the three (3) Class II directors, Meenu Chhabra, Jeffery W. Kelly, Ph.D. and David Arkowitz, to serve until the 2023 Annual Meeting of Stockholders and until their successors are duly elected and qualified, subject to their earlier resignation or removal;

2.

To ratify the appointment by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020; and

3.	To transact such other business as may properly come before the stockholders at the Annual Meeting or at any and all adjournments or postponements thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 30, 2020 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. We are mailing to our stockholders of record and beneficial owners as of the record date a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials and our 2019 Annual Report on Form 10-K. The Notice contains instructions on how to access those documents and to cast your vote via the Internet or by telephone. The Notice also contains instructions on how to request a paper copy of our proxy materials and our 2019 Annual Report on Form 10-K. All stockholders who do not receive a Notice will receive a paper copy of the proxy materials and the 2019 Annual Report on Form 10-K by mail. This process allows us to provide our stockholders with the information they need on a more timely basis, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

Your vote is important. Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting in person, by submitting your proxy via the Internet or telephone as indicated on the proxy card or by signing, dating and returning the proxy card.

We intend to hold our Annual Meeting in person. However, we are actively monitoring the global COVID-19 coronavirus pandemic; we are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. As a result, we may decide to hold the Annual Meeting in a different location or solely by means of remote communication (i.e., a virtual-only meeting). Please retain the control numbers from your proxy card so that you can access the Annual Meeting if it is converted to a virtual-only meeting. Any such change will be announced via a press release that will be filed as additional soliciting material with the Securities and Exchange Commission as soon as reasonably practicable before the Annual Meeting.

By Order of the Board of Directors,

Meenu Chhabra

President, Chief Executive Officer and Director

Boston, Massachusetts

April 29, 2020

i

PROTEOSTASIS THERAPEUTICS, INC.

PROXY STATEMENT

FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 29, 2020

AT 9:00 AM

GENERAL INFORMATION ABOUT THESE PROXY MATERIALS AND VOTING

Who is soliciting my vote?

We are providing you with these proxy materials because the Board of Directors (the “Board of Directors”) is soliciting your proxy to vote at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Proteostasis Therapeutics, Inc. (the “Company”), including at any adjournments or postponements thereof, to be held on Monday, June 29, 2020, at 9:00 a.m. Eastern Time at 80 Guest Street, First Floor, Event Room, Boston, Massachusetts 02135.

Do I need to attend the Annual Meeting to vote?

You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement (the “Proxy Statement”). However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy over the telephone, through the Internet or by mail, and your votes will be cast for you at the Annual Meeting. The proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2019, are being distributed and made available on or about May 20, 2020.

In this Proxy Statement, the terms “Proteostasis,” “we,” “us,” “our” and “Company” refer to Proteostasis Therapeutics, Inc. The mailing address of our principal executive offices is Proteostasis Therapeutics, Inc., 80 Guest Street, Suite 500, Boston, Massachusetts 02135.

Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials over the Internet rather than printing and mailing the proxy materials. We believe electronic delivery will expedite the receipt of materials and will help lower our costs and reduce the environmental impact of our annual meeting materials. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners as of the record date identified below.

The Notice will provide instructions as to how you may access and review the proxy materials, including the Notice of Annual Meeting, proxy statement, proxy card and Annual Report on Form 10-K, on the website referred to in the Notice or, alternatively, how to request that a copy of the proxy materials, including a proxy card, be sent to you by mail. The Notice will also provide voting instructions. In addition, stockholders of record may request to receive the proxy materials in printed form by mail or electronically by e-mail on an ongoing basis for future stockholder meetings. Please note that, while our proxy materials are available at the website referenced in the Notice, and our Notice of Annual Meeting, proxy statement and Annual Report on Form 10-K are available on our website, no other information contained on either website is incorporated by reference in or considered to be a part of this document.

We intend to mail the Notice on or about May 20, 2020 to all stockholders of record entitled to vote at the Annual Meeting. The proxy materials, including the Notice of 2020 Annual Meeting of Stockholders, this Proxy

Statement and accompanying proxy card or, for shares held in street name (held for your account by a broker or other nominee), voting instruction form, and the Annual Report on Form 10-K for the year ended December 31, 2019 will be made available to stockholders on the Internet on the same date.

Will I receive any other proxy materials by mail?

You will not receive any additional proxy materials via mail unless (1) you request a printed copy of the proxy materials in accordance with the instructions set forth in the Notice or (2) we elect, in our discretion, to send you a proxy card and a second Notice of Internet Availability of Proxy Materials, which we may send on or after May 30, 2020.

How do I attend the Annual Meeting?

The Annual Meeting will be held on Monday, June 29, 2020, at 9:00 a.m. Eastern Time at 80 Guest Street, First Floor, Event Room, Boston, Massachusetts 02135. Directions to the Annual Meeting may be found at www.proxydocs.com/pti. Information on how to vote in person at the Annual Meeting is discussed below.

How will COVID-19 affect the Annual Meeting?

As of the printing of this Proxy Statement, we intend to hold our Annual Meeting in person. However, we are actively monitoring the global COVID-19 coronavirus pandemic; we are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. As a result, we may decide to hold the Annual Meeting in a different location or solely by means of remote communication (i.e., a virtual-only meeting). Please retain the control numbers from your proxy card so that you can access the Annual Meeting if it is converted to a virtual-only meeting. Any such change will be announced via a press release that will be filed as additional soliciting material with the Securities and Exchange Commission as soon as reasonably practicable, but in any event at least ten (10) days before the Annual Meeting.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDERS MEETING TO BE HELD ON JUNE 29, 2020:

This Proxy Statement, the accompanying proxy card or voting instruction card and our 2019 Annual Report on Form 10-K are available at www.proxydocs.com/pti.

Stockholders Entitled to Vote; Record Date

The Board of Directors set April 30, 2020 as the record date. All record holders of our common stock, par value $0.001 per share, as of the close of business on that date are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote. Each stockholder of record is entitled to one vote for each share of our common stock held by such stockholder. On April 27, 2020, there were 52,147,656 shares of common stock outstanding and entitled to vote.

Quorum; Abstentions; Broker Non-Votes

Our By-laws provide that a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Under the General Corporation Law of the State of Delaware, shares that are voted “abstain” or “withheld” and broker “non-votes” are counted as present for purposes of determining whether a quorum is present at the Annual Meeting.

Under our By-laws, any proposal other than an election of directors is decided by a majority of the votes properly cast for and against such proposal, except where a larger vote is required by law or by our Certificate of Incorporation, as amended, or our By-laws, as amended. Any election of directors by our stockholders shall be determined by a plurality of the votes properly cast on the election of directors. Abstentions and broker

“non-votes” are not included in the tabulation of the voting results on any such proposal and, therefore, do not have the effect of votes in opposition to such proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because the nominee does not have discretionary voting power with respect to that particular item and has not received instructions from the beneficial owner.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. If you do not give instructions to your brokerage firm, the brokerage firm will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to “non-discretionary” items. Proposal 1 is a “non-discretionary” item. If you do not instruct your broker how to vote with respect to Proposal 1, your broker may not vote for that proposal, and those votes will be counted as broker “non-votes.” Proposal 2 is considered to be a discretionary item, and your brokerage firm will be able to vote on this proposal even if it does not receive instructions from you. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

Voting

In Person

All stockholders of record as of the record date, or their duly appointed proxies, may attend the Annual Meeting in person; however, due to the evolving COVID-19 pandemic and related government guidelines, we urge our stockholders to monitor the applicable government guidelines and to not attend the Annual Meeting in person if the Massachusetts “stay-at-home” advisory remains in place on the date of the Annual Meeting, or if other applicable government guidelines continue to encourage people not to attend public gatherings. If you attend, you will be asked to present valid picture identification such as a driver’s license or passport. If your Proteostasis stock is held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and this Proxy Statement is being forwarded to you by your broker or nominee. As a result, your name does not appear on our list of stockholders. If your stock is held in street name, in addition to picture identification, you should bring with you a letter or account statement showing that you were the beneficial owner of the stock on the record date, in order to be admitted to the Annual Meeting. If you hold your shares through a bank or broker and wish to vote in person at the Annual Meeting, you must obtain a valid proxy from the firm that holds your shares.

By Proxy

If you do not wish to vote in person or will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice, or, if you requested printed copies of the proxy materials by mail, you can vote by mailing your proxy card as described in the proxy materials. You may also authorize another person or persons to act for you as proxy in a writing, signed by you or your authorized representative, specifying the details of those proxies’ authority. The original writing must be given to each of the named proxies, although it may be sent to them by electronic transmission if, from that transmission, it can be determined that the transmission was authorized by you. If you complete and submit your proxy before the meeting, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy without giving voting instructions, your shares will be voted in the manner recommended by the Board of Directors on all matters presented in this Proxy Statement, and as the persons named as proxies may determine in their discretion with respect to any other matters properly presented at the meeting.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Revocability of Proxy

You may revoke your proxy by (1) following the instructions on the Notice and entering a new vote by mail, over the Internet or by telephone before the Annual Meeting or (2) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by our Secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to our Secretary or sent to our principal executive offices at Proteostasis Therapeutics, Inc., 80 Guest Street, Suite 500, Boston, Massachusetts 02135, Attention: Secretary.

If a broker, bank, or other nominee holds your shares, you must contact such broker, bank, or nominee in order to find out how to change your vote.

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal No.	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non- Votes
1	Election of directors	Directors will be elected by a plurality of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The three nominees receiving the most “FOR” votes will be elected as directors; withheld votes will have no effect	No effect	No effect

2	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020	“FOR” votes from the holders of a majority of the votes cast for the proposal	No effect	No effect (1)

(1)

This proposal is considered to be a “routine” matter under NYSE rules. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under NYSE rules to vote your shares on this proposal.

Expenses of Solicitation

We are making this solicitation and will pay the entire cost of preparing and distributing the Notice and these proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the Internet or by telephone, you are responsible for any access charges that you may incur. Our officers and employees may, without compensation other than their regular compensation, solicit proxies through further mailings, personal conversations, facsimile transmissions, e-mails, or otherwise. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning, and tabulating the proxies. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Procedure for Submitting Stockholder Proposals and Director Nominations due for Next Year’s Annual Meeting

Any stockholder proposal intended to be included in the proxy statement for the 2021 annual meeting of our stockholders must also satisfy all of the applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and be received not later than March 1, 2021. If the date of the annual meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before we begin to print and send proxy materials. If that happens, we will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the SEC.

Any stockholder proposals intended to be presented at the next annual meeting of our stockholders other than those to be included in our proxy materials following the procedures described in Rule 14a-8 must satisfy the requirements set forth in the advance notice provision under our By-laws. To be timely for our 2021 annual meeting, any such proposal must be delivered in writing to our Secretary at our principal executive offices no earlier than the close of business on March 1, 2021 (120 days prior to the first anniversary of our 2020 Annual Meeting) and no later than the close of business on March 31, 2021 (90 days prior to the first anniversary of our 2020 Annual Meeting). If the date of the 2021 annual meeting is scheduled to take place before May 30, 2021 (30 days prior to the first anniversary of our 2020 Annual Meeting) or after August 28, 2021 (60 days after the first anniversary of our 2020 Annual Meeting), notice by the stockholder must be delivered no later than the close of business on the later of (1) the 90th day prior to the 2021 annual meeting or (2) the 10th day following the day on which public announcement of the date of the 2021 annual meeting is first made.

OVERVIEW OF PROPOSALS

This Proxy Statement contains two proposals requiring stockholder action. Proposal 1 requests the election of three directors to the Board of Directors. Proposal 2 requests the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. Each of the proposals is discussed in more detail in the pages that follow.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. One class is elected each year at the annual meeting of stockholders for a term of three years. Vacancies on the Board of Directors are filled exclusively by the affirmative vote of a majority of the remaining directors, even if less than a quorum is present, and not by stockholders. A director elected by the Board of Directors to fill a vacancy in a class shall hold office for the remainder of the full term of that class, and until the director’s successor is duly elected and qualified or until his or her earlier resignation, death, or removal.

The Board of Directors presently has seven members. There are three Class II directors whose terms of office expire on the date of the upcoming Annual Meeting. Based on the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors, the Board of Directors’ nominees for election by the stockholders are the current Class II members: Meenu Chhabra, Jeffery W. Kelly, Ph.D. and David Arkowitz. If elected, each nominee will serve as director until our 2023 annual meeting of Stockholders (the “2023 Annual Meeting”) and until his or her successor is duly elected and qualified, or, if sooner, until his or her earlier death, resignation, or removal.

The names of and certain information about the directors in each of the three classes are set forth below. There are no family relationships among any of our directors or executive officers.

It is intended that the proxy in the form presented will be voted, unless otherwise indicated, for the election of the Class II director nominees to the Board of Directors. If a nominee should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such substitute nominee as the Board of Directors may designate. Each nominee has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

Director Nominees and Continuing Directors

The following is a brief biography of each nominee for director and each director whose term of office will continue after the Annual Meeting, and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee for director, as of the date of this Proxy Statement.

Nominees for Election as a Class II Director for a Three-Year Term Expiring at the 2023 Annual Meeting

Name	Positions and Offices Held	Director Since	Age
Meenu Chhabra	President, Chief Executive Officer and Director	2014	47
Jeffery W. Kelly, Ph.D.	Director	2006	59
David Arkowitz	Director	2019	58

Meenu Chhabra. Ms. Chhabra has served as our President and Chief Executive Officer and a member of our Board of Directors since May 2014. In January 2020, she also became a member of the Emerging Companies Section within the board of the Biotechnology Industry Organization. Ms. Chhabra also serves on the board of directors of Vasomune Therapeutics, Inc., a privately held biopharmaceutical company. From August 2007 to May 2014, Ms. Chhabra was President and Chief Executive Officer at Allozyne, Inc., a biopharmaceutical company. From December 2006 to August 2007, she served as Vice President of Business Development and Licensing at the Novartis Pharmaceuticals division of Novartis AG. From July 2003 to November 2006, she served as Chief Business Officer at BioXell SpA, a spin-off from F. Hoffmann-LaRoche Ltd.’s Milan Research Institute (Italy), where she led corporate development and financing activities. Ms. Chhabra has also held management positions with Fresenius Kabi AG, Warner-Lambert Company, LLC, and Bristol-Myers Squibb

Company. She obtained her M.B.A. from York University and her B.Sc. from the University of Toronto. We believe that Ms. Chhabra’s deep knowledge and operational experience gained from serving as our President and Chief Executive Officer, combined with her extensive experience in the biopharmaceutical industry qualify her to serve as a member of our Board of Directors.

Jeffery W. Kelly, Ph.D. Dr. Kelly, a co-founder of our company, has served on our Board of Directors since December 2006, when our company was founded. Since January 2019, he has served on the board of directors and as a scientist of The Scripps Research Institute in La Jolla, California. From September 2008 until 2019, he served as the Chairman of Molecular and Experimental Medicine and the Lita Annenberg Hazen Professor of Chemistry within the Skaggs Institute of Chemical Biology at The Scripps Research Institute. From August 2000 to December 2008, he served as Dean of Graduate Studies at The Scripps Research Institute, and from July 2000 to December 2006, he also served as Vice President of Academic Affairs. Dr. Kelly also co-founded two other companies, FoldRx Pharmaceuticals, Inc. and Misfolding Diagnostics Inc. He received his Ph.D. in organic chemistry from the University of North Carolina at Chapel Hill. We believe that Dr. Kelly’s long history with our company and scientific and technical expertise qualify him to serve as a member of our Board of Directors.

David Arkowitz. Mr. Arkowitz has served as the Chief Financial Officer of Flexion Therapeutics, Inc. since May 2018. From September 2013 to May 2018, Mr. Arkowitz served as Chief Operating Officer and Chief Financial Officer at Visterra (acquired by Otsuka Pharmaceutical Co.), where he led the finance, business development, corporate planning and other functions. Mr. Arkowitz was Chief Financial Officer and General Manager at Mascoma Corporation from June 2011 to September 2013. Previously, Mr. Arkowitz served as Chief Financial Officer and Chief Business Officer at AMAG Pharmaceuticals, and Chief Financial Officer of Idenix Pharmaceuticals (acquired by Merck & Co., Inc.). Prior to Idenix, Mr. Arkowitz spent more than 13 years at Merck & Co., Inc. where he held roles of increasing responsibility, including Vice President and Controller of the U.S. Human Health division and Controller of the Global Research and Development division, and Chief Financial Officer of the Canadian subsidiary. Mr. Arkowitz serves on the board of directors of Spring Bank Pharmaceuticals. Mr. Arkowitz earned a B.A. in Mathematics from Brandeis University and an M.B.A. in Finance from Columbia University Business School. We believe that Mr. Arkowitz’s extensive financial and operational life sciences experience qualify him to serve as a member of our Board of Directors.

Continuing Directors

Name	Positions and Offices Held	Director Since	Class and Year in Which Term Will Expire	Age
Franklin M. Berger, CFA	Chairman of the Board of Directors	2016	Class I—2022	70
Badrul A. Chowdhury, M.D., Ph.D.	Director	2019	Class I—2022	62
Kim C. Drapkin, CPA	Director	2019	Class III—2021	52
Emmanuel Dulac, PharmD, Ph.D.	Director	2019	Class III—2021	50

Franklin M. Berger, CFA. Mr. Berger has served on our Board of Directors since February 2016 and as Chairman since June 2019. Mr. Berger is a consultant to biotechnology industry participants, including major biopharmaceutical firms, mid-capitalization biotechnology companies, specialist asset managers and venture capital companies, providing business development, strategic advisory, financing, partnering and royalty acquisition advice. Mr. Berger is also a biotechnology industry analyst with over 25 years of experience in capital markets and financial analysis. Mr. Berger worked at Sectoral Asset Management as a co-founder of the small-cap focused NEMO Fund from January 2007 through May 2008. From May 1998 to March 2003, he served at J.P. Morgan Securities, most recently as Managing Director, Equity Research and Senior Biotechnology Analyst. Previously, Mr. Berger served in similar capacities at Salomon Smith Barney and Josephthal & Co. Mr. Berger also serves on the boards of directors of BELLUS Health, Inc., Five Prime Therapeutics, Inc., ESSA Pharma, Inc., Tocagen Inc., Atreca Inc, Kezar Life Sciences, Inc. and CERUS Endovascular Ltd. Mr. Berger formerly served on the boards of directors of Aurinia Pharmaceuticals, Inc.,

Immune Design Corp., Seattle Genetics, Inc., Emisphere Technologies, Inc., BioTime, Inc. and VaxGen, Inc., each of whom were public biopharmaceutical companies during Mr. Berger’s service as a director. Mr. Berger received a B.A. in International Relations and an M.A. in International Economics both from Johns Hopkins University and an M.B.A. from the Harvard Business School. He is also a Chartered Financial Analyst. We believe that Mr. Berger’s financial background and experience as an equity analyst in the biotechnology industry combined with his extensive experience serving on the boards of directors of multiple public companies are important to our strategic planning and financing activities and qualify him to serve as a member of our Board of Directors.

Badrul A. Chowdhury, M.D., Ph.D. Dr. Chowdhury has served as the Chief Medical Officer of Savara Inc. since November 2019. Prior to joining Savara, he served as Senior Vice President, Chief Physician-Scientist, Respiratory Inflammation and Autoimmunity, Late Stage, Research and Development Biopharmaceuticals, AstraZeneca and Senior Vice President, Research and Development, Astra Zeneca Medimmune; Head of Respiratory Inflammation and Autoimmunity (RIA) Innovative Medicine Early Development at Medimmune from April 2019 to November 2019. Prior to joining AstraZeneca, Dr. Chowdhury served at the United States Food and Drug Administration (FDA) where he held numerous leadership roles, including Director of the Division of Pulmonary, Allergy, and Rheumatology Products at the FDA’s Center for Drug Evaluation and Research (CDER). Dr. Chowdhury has a M.B., B.S. in Medicine from University of Dhaka, Dhaka Medical College, Bangladesh, and a Ph.D. in Immunology from Memorial University of Newfoundland, Canada. He completed his residency training in Internal Medicine at the Wayne State University School of Medicine, Detroit, Michigan, and fellowship in Allergy and Immunology at the National Institutes of Health’s, National Institute of Allergy and Infectious Diseases, Bethesda, Maryland, and is double board certified in Internal Medicine and Allergy and Immunology. We believe that Dr. Chowdhury’s extensive clinical trial and regulatory strategy expertise at the FDA and with the pharmaceutical industry qualify him to serve as a member of our Board of Directors.

Kim C. Drapkin, CPA. Ms. Drapkin has served as the Chief Financial Officer of Jounce Therapeutics, Inc. since August 2015 and as its Treasurer since February 2013. From 2009 to August 2015, Ms. Drapkin was the owner of KCD Financial LLC, a consulting firm, through which she served as Jounce Therapeutics’ interim Chief Financial Officer from 2012 to August 2015 and consulted for numerous biotechnology companies. Previously, Ms. Drapkin served as Chief Financial Officer of Predix Pharmaceuticals Holdings, Inc. from 2005 to 2006, and, after Predix was acquired by EPIX Pharmaceuticals, Inc., as the Chief Financial Officer of EPIX from 2006 to 2009. From 1995 to 2005, Ms. Drapkin served in a variety of roles of increasing responsibility at Millennium Pharmaceuticals, Inc., (acquired by Takeda Pharmaceutical Company), including Director of Finance. Ms. Drapkin began her career at PricewaterhouseCoopers LLP, is a certified public accountant and holds a B.S. in accounting from Babson College. We believe that Ms. Drapkin’s extensive financial expertise within the pharmaceutical industry qualify her to serve as a member of our Board of Directors.

Emmanuel Dulac, PharmD, Ph.D. Dr. Dulac has served as the Chief Executive Officer and President of Zealand Pharma A/S since April 2019. Prior to Zealand Pharma A/S, Dr. Dulac was Chief Commercial Officer and Chief International Strategy at Alnylam Pharmaceuticals from August 2016 to April 2019, and Senior Vice President, Global Head Rare Disease Business Unit, General Manager of United States Operations at Shire, plc (acquired by Takeda Pharmaceutical Company) from June 2014 to August 2016. Dr. Dulac held several leadership roles of increasing responsibility at Novartis from February 2006 to May 2014, including Vice President, Global Head Lung/Cystic Fibrosis. From August 2003 to February 2006, he served as Business Unit Lead for Cardiovascular Medicine at Abbott. Dr. Dulac held several roles of increasing responsibility at Sanofi from October 1994 to August 2003, including Associate Director. Dr. Dulac earned a Doctorate in Pharmacology (PharmD, Ph.D.) from the University of Paris XI and IV and an M.B.A. from the ESSEC Business School in Paris. We believe that Dr. Dulac’s clinical development and commercial expertise, particularly in cystic fibrosis, qualify him to serve as a member of our Board of Directors.

Vote Required

Directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on this proposal at the Annual Meeting. Accordingly, if a quorum is present, the three nominees receiving the highest number of affirmative votes will be elected as Class II directors. Broker non-votes and proxies marked to withhold authority with respect to the Class II directors will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the election.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named herein. Proxies cannot be voted for a greater number of persons than the three nominees named in this Proxy Statement.

The Board of Directors recommends that stockholders vote “FOR”

the election of each named Class II director nominee listed above.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On the recommendation of the Audit Committee, the Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. The Board of Directors recommends that stockholders vote for ratification of this appointment. If this proposal is not approved at the Annual Meeting, the Board of Directors will reconsider its appointment. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered accounting firm at any time during the year if the Audit Committee determines that such a change would be in our stockholders’ best interests.

PricewaterhouseCoopers LLP has audited our financial statements since 2014. We expect representatives of PricewaterhouseCoopers LLP to be present at the Annual Meeting and available to respond to appropriate questions. They will have the opportunity to make a statement if they desire to do so.

Independent Registered Public Accounting Firm Fees and Services

The following table sets forth the aggregate fees billed for professional audit services and other services rendered to us by PricewaterhouseCoopers LLP, an independent registered public accounting firm, for the fiscal years ended December 31, 2019 and 2018.

	Fiscal 2019	Fiscal 2018
Audit Fees	$783,000	$1,003,000
All Other Fees	2,756	2,756

Total	$785,756	$1,005,756

Audit Fees. Audit fees consist of fees billed for professional services performed by PricewaterhouseCoopers LLP for the audit of our annual financial statements, the review of interim financial statements, and related services that are normally provided in connection with registration statements, including the registration statement for our follow-on public offering and our at-the-market offering program. Included in the 2019 Audit Fees is $130,000 of fees billed in connection with our at-the-market offering program and included in the 2018 Audit Fees is $320,000 of fees billed in connection with our at-the-market offering program and our follow-on offering that closed in October 2018.

All Other Fees. All other fees consist of licenses for PricewaterhouseCoopers LLP’s online accounting research tool and quarterly periodic disclosure checklists.

All fees described above were pre-approved by the Audit Committee.

Pre-Approval of Audit and Non-Audit Services

Our Board of Directors and Audit Committee have adopted a policy that all services to be provided by our independent registered public accounting firm, including audit services and permitted audit-related and non-audit services, must be approved in advance by our Audit Committee.

Vote Required

To be approved, Proposal 2 must receive “FOR” votes from the holders of a majority of the votes properly cast vote for this proposal. Shares that are voted “abstain” will have no effect on the outcome of this proposal.

The Board of Directors recommends that stockholders vote “FOR” ratification of the appointment of

PricewaterhouseCoopers LLP as our independent registered public accounting firm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of April 13, 2020, for: each person known to us to be the beneficial owner of more than five percent of our outstanding common stock; each of our named executive officers; each of our directors; and all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by a footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 52,147,656 shares of our common stock outstanding as of April 13, 2020. The number of shares beneficially owned includes shares of our common stock that each person has the right to acquire within 60 days of April 13, 2020, including upon the exercise of stock options. These stock options shall be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by such person but shall not be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by any other person.

This table is based upon information supplied by our officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Except as otherwise noted below, the address for each executive officer and director listed in the table is c/o Proteostasis Therapeutics, Inc., 80 Guest Street, Suite 500, Boston, Massachusetts 02135.

Name and Address of Beneficial Owner	Number		Percent
5% Stockholders
Entities affiliated with 1Globe Capital LLC(1)	4,545,308		8.7%
Entities affiliated with Perrigo Science One Ltd.(2)	2,908,067		5.6%
Named Executive Officers and Directors
Meenu Chhabra(3)	1,147,588		2.2%
Sheila Wilson(4)	144,072	*
Marija Zecevic, Ph.D.(5)	209,520	*
Po-Shun Lee, M.D.(6)	30,670	*
Franklin M. Berger, CFA(7)	402,360	*
Jeffery W. Kelly, Ph.D.(8)	252,484	*
David Arkowitz(9)	12,750	*
Kim C. Drapkin, CPA(9)	12,750	*
Emmanuel Dulac, PharmD, Ph.D.(9)	12,750	*
Badrul A. Chowdhury, M.D., Ph.D.(9)	10,200	*
All current directors and executive officers as a group (11 persons)(10)	2,610,045		4.8%

*	Indicates beneficial ownership of less than one percent.
(1)

The information shown is as of December 31, 2019 and is based solely on Amendment No. 2 to Schedule 13G filed with the SEC by 1Globe Capital LLC (“1Globe”) on February 14, 2020. 1Globe has sole voting and dispositive power over these shares. The address for 1Globe is One International Place, Suite 4420, Boston, Massachusetts 02110.

(2)

The information shown is as of December 31, 2016 and is based solely on the Schedule 13G filed on February 13, 2017 by (i) Perrigo Company plc, (ii) Perrigo Holdings Ltd., (iii) Perrigo Pharma International DAC, (iv) Perrigo Corporation Ltd. and (v) Perrigo Science One Ltd (collectively, the “Perrigo Entities”). The Perrigo Entities have shared voting and dispositive power with respect to 2,908,067 shares. The address for the entities affiliated with Perrigo is. Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland.

(3)	Consists of (i) 1,066,973 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 13, 2020 and (ii) 80,615 shares of our common stock.

(4)	Consists of (i) 121,157 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 13, 2020 and (ii) 22,915 shares of our common stock.

(5)	Consists of (i) 185,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 13, 2020 and (ii) 24,520 shares of our common stock.

(6)	Dr. Lee’s employment with us terminated effective July 22, 2019.

(7)	Consists of (i) 136,198 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 13, 2020 and (ii) 266,162 shares of our common stock.

(8)

Consists of (i) 102,411 shares of common stock, and (ii) 150,073 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 13, 2020, each held directly by Jeffery W. Kelly. This amount excludes 26,933 shares of our common stock held by The Scripps Research Institute. Dr. Kelly is currently a scientist and board member of The Scripps Research Institute. Dr. Kelly disclaims beneficial ownership of the shares held by The Scripps Research Institute except to the extent of his pecuniary interest arising as a result of his employment by The Scripps Research Institute.

(9)	Consists shares of common stock issuable upon the exercise of options exercisable within 60 days of April 13, 2020.

(10)	Includes 2,083,072 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 13, 2020.

EXECUTIVE OFFICERS

The following table sets forth information with respect to our executive officers as of the date of this Proxy Statement.

Name	Age	Position(s)
Meenu Chhabra	47	President, Chief Executive Officer, interim Principal Financial Officer and Director
Geoffrey S. Gilmartin, M.D., M.M.Sc.	52	Chief Medical Officer
Benito Munoz, M.Sc., Ph.D.	58	Chief Scientific Officer
Marija Zecevic, Ph.D.	47	Chief Commercial Officer
Sheila Wilson	62	Chief Operating Officer

Meenu Chhabra. Biographical information for Ms. Chhabra is presented above under the caption “Nominees for Election as a Class II Directors for a Three-Year Term Expiring at the 2023 Annual Meeting.”

Geoffrey S. Gilmartin, M.D., M.M.Sc. Dr. Gilmartin has been serving as our Chief Medical Officer since July 2019 and served as our Chief Medical Affairs Officer from February 2019 to July 2019 and as our Chief Development Officer from August 2016 to February 2019. From January 2014 to August 2016, he held positions of increasing responsibility at AstraZeneca plc, and most recently served as senior medical lead in global medicines development for the benralizumab Phase 3 program in severe asthma. From January 2011 to January 2014, he held positions of increasing responsibility at Vertex Pharmaceuticals Incorporated including serving as medical lead for the Kalydeco® (ivacaftor) clinical development program, spearheading the initiation of Phase 3 trials to support label expansion studies for the drug. In addition to his leadership positions in the life sciences industry, Dr. Gilmartin is an attending physician in the intensive care unit at Beth Israel Deaconess Medical Center and formerly served as director of the BIDMC Sleep Disorders Center and on its pulmonary leadership team. Dr. Gilmartin received a B.A. in History from Dartmouth College, a M.D. from Brown University School of Medicine and a Master of Medical Science in clinical research from Harvard Medical School.

Benito Munoz, M.Sc., Ph.D. Dr. Munoz has been serving as our Chief Scientific Officer since March 2017, having served as our Executive Vice President, Drug Discovery from September 2016 to March 2017. Previously, Dr. Munoz served as our Senior Vice President, Drug Discovery from December 2015 to August 2016 and as our Vice President, Medicinal Chemistry from November 2013 to December 2015. From February 2009 to November 2013, he served as the Director of Medicinal Chemistry, Molecular Libraries Probe Productions Center Network, at the Broad Institute, a biomedical research institute affiliated with Harvard University and the Massachusetts Institute of Technology. In his role at the Broad Institute, Dr. Munoz was responsible for designing and implementing a phenotypic screening platform to identify active molecules within Broad’s collection of small molecules which generated potent hits with a therapeutic potential in neglected diseases. From October 1999 to October 2008, he served in a number of positions of increasing responsibility at Merck & Co., most recently as a Director of Research Laboratories at Merck & Co.’s Boston, Massachusetts laboratories. He formerly served on the board of Karyopharm Therapeutics, Inc. Dr. Munoz received his Ph.D. in Organic Chemistry from the University of Toronto and an M.Sc. in Chemistry from Brock University. He also completed postdoctoral training at the Scripps Research Institute.

Marija Zecevic, Ph.D. Dr. Zecevic has been serving as our Chief Commercial Officer since February 2019, and previously served as our Chief Operating Officer from February 2018 to February 2019. Previously, Dr. Zecevic served as our Chief Business Officer from March 2017 to February 2018 and Vice President of Business Development from August 2016 to March 2017. From April 2009 to July 2016, she served as Founder and Managing Director of Zebra Ventures Srl., which firm provided business development consulting services for Proteostasis from August 2014 to July 2016. During her tenure as the Managing Director, she also served as the Founder and Coordinator of the Industry Liaison Office of the Italian Cystic Fibrosis Foundation and as the Acting Head of Business Development of Allozyne Inc. Prior to joining Zebra Ventures Srl., Dr. Zecevic served as the Business Development Manager of BioXell SpA from October 2005 to March 2009 and as Staff Scientist from March 2003 to September 2005. Dr. Zecevic received a B.S. in Molecular Biology from the University of Belgrade in Serbia, a Ph.D. in Biochemistry from the Institute of Physiology at the University of Zurich, Switzerland, and a Masters in International Healthcare Management, from the Bocconi School of Management in Milan, Italy.

Sheila Wilson, Ms. Wilson has served as our Chief Operating Officer since February 2019, and previously served as our Senior Vice President, Clinical Development Operations from February 2018 to February 2019 and as Vice President, Clinical Operations from October 2016 to February 2018. Prior to joining Proteostasis, Ms. Wilson served as Vice President, Global Clinical Operations at Synta Pharmaceuticals (acquired by Madrigal Pharma) from February 2015 to July 2016. Ms. Wilson was Vice President, Global Clinical Operations at Vertex Pharmaceuticals Incorporated from March 2010 to October 2013 where she was responsible for managing clinical timelines, risk management, and resource and budget management for a diversified portfolio as part of global clinical operations. From 1986 to 2007, Ms. Wilson held roles of increasing responsibility at Pfizer Pharmaceuticals, Inc., including Vice President, US Medical Operations in which she led a team of approximately 170 medical operations professionals and supported business strategies across diversified therapeutic areas. Ms. Wilson received a B.S. in Nursing (BSN) at City University NY Lehman College and a M.B.A. in Pharmaceutical Marketing from Saint Joseph’s University, Philadelphia, PA.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements which are described under “Executive Compensation” and “Director Compensation., the following is a summary of transactions and series of similar transactions since January 1, 2018 to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed the lesser of $120,000 or 1% of the average of our total assets at year end for the last two completed fiscal years; and

•

any of our directors, director nominees, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Stockholders’ Agreement

In connection with our private placements, we and certain holders of our common stock entered into a stockholders’ agreement pursuant to which these stockholders will have, among other things, registration rights under the Securities Act of 1933, as amended, with respect to common stock they hold.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and officers. The indemnification agreements and our amended and restated Certificate of Incorporation and amended and restated By-laws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Procedures for Related Party Transactions

We have a written policy that requires all transactions between us and any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of them, or any other related persons (as defined in Item 404 of Regulation S-K) or their affiliates, in which the amount involved is equal to or greater than $120,000, be approved in advance by our Audit Committee. Any request for such a transaction must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee is to consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to, the extent of the related party’s interest in the transaction, and whether the transaction is on terms no less favorable to us than terms we could have generally obtained from an unaffiliated third party under the same or similar circumstances.

Prior to our Board of Directors’ consideration of a transaction with a related person, the material facts as to the related person’s relationship or interest in the transaction are disclosed to our Board of Directors, and the transaction is not approved by our Board of Directors unless a majority of the directors approved the transaction.

CORPORATE GOVERNANCE

Board and Committee Matters

Board Leadership and Independence. Our Board of Directors has determined that all members of the Board of Directors, except Ms. Chhabra, are independent, as determined in accordance with the rules of The Nasdaq Stock Market. In making such independence determination, the Board of Directors considered the relationships that each such non-employee director has with us and all other facts and circumstances that the Board of Directors deemed relevant in determining his or her independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of the directors listed above, our Board of Directors considered the association of our directors with the holders of more than 5% of our common stock. There are no family relationships among any of our directors or executive officers.

Board Leadership Structure. The positions of our Chairman of the Board of Directors (“Chairman of the Board”) and Chief Executive Officer are presently separated. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board of Directors in its fundamental role of providing advice to and independent oversight of management. Our Board of Directors recognizes the time, effort and energy that the Chief Executive Officer must devote to the position in the current business environment, as well as the commitment required to serve as our Chairman of the Board, particularly as the Board of Directors’ oversight responsibilities continue to grow. Our Board of Directors also believes that this structure ensures a greater role for the non-management directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board of Directors. Our Board of Directors believes its administration of its risk oversight function has not affected its leadership structure. Although our By-laws do not require our Chairman of the Board and Chief Executive Officer positions to be separate, our Board of Directors believes that having separate positions is the appropriate leadership structure for us at this time.

Code of Business Conduct and Ethics. We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The current version of the Code of Business Conduct and Ethics is available on our website (www.proteostasis.com) under the Investors & Media tab, under the sub-tab “Corporate Governance.” A copy of the Code of Business Conduct and Ethics may also be obtained, free of charge, upon a request directed to: Proteostasis Therapeutics, Inc., 80 Guest Street, Suite 500, Boston, Massachusetts 02135 Attention: Secretary. We intend to disclose any amendment or waiver of a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, or principal accounting officer, or persons performing similar functions, by posting such information on our website and/or in our public filings with the SEC.

Corporate Governance Guidelines. The Board of Directors has adopted corporate governance guidelines to assist and guide its members in the exercise of its responsibilities. These guidelines should be interpreted in accordance with any requirements imposed by applicable federal or state law or regulation, Nasdaq and our certificate of incorporation and By-laws. Our corporate governance guidelines are available in the corporate governance section of our website under the “Investors & Media” tab. Although these corporate governance guidelines have been approved by the Board of Directors, it is expected that these guidelines will evolve over time as customary practice and legal requirements change. In particular, guidelines that encompass legal, regulatory or exchange requirements as they currently exist will be deemed to be modified as and to the extent that such legal, regulatory or exchange requirements are modified. In addition, the guidelines may also be amended by the Board of Directors at any time as it deems appropriate.

Board Meetings and Committees. In 2019, our Board of Directors held nine meetings, our Audit Committee held four meetings, our Compensation Committee held two meetings and our Nominating and Corporate Governance Committee held one meeting. The directors regularly hold executive sessions at meetings of the Board of Directors. During 2019, each of our incumbent directors attended at least 75% of the aggregate of all meetings of the Board of Directors and all committees of the Board of Directors on which such director served (during the period that such director served). Continuing directors and nominees for election as directors in a given year are required to attend the annual meeting of stockholders, barring significant commitments or special circumstances. Ms. Chhabra, Mr. Berger, Ms. Drapkin, Mr. Arkowitz and Dr. Kelly from our Board of Directors attended our annual meeting of stockholders held in 2019.

Stockholder Communications. Any stockholder wishing to communicate with our Board of Directors, a particular director or the chair of any committee of the Board of Directors may do so by sending written correspondence to our principal executive offices, to the attention of the Chair, Nominating and Corporate Governance Committee. All such communications will be delivered to the Board of Directors or the applicable director or committee chair.

During 2019, our Board of Directors had three standing committees: Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Audit Committee. The Audit Committee consists of Ms. Drapkin (Chair), Mr. Arkowitz and Dr. Dulac. Our Board of Directors has determined that each member of the Audit Committee is “independent” for Audit Committee purposes as that term is defined in the rules of the SEC and the applicable Nasdaq Stock Market rules, and has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. Our Board of Directors has designated Ms. Drapkin as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing and approving the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;

•

reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•

recommending based upon its review and discussions with management and our independent registered public accounting firm whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	preparing the Audit Committee report required by SEC rules to be included in our annual proxy statement;

•	discussing all matters required to be discussed pursuant to applicable accounting rules with our independent registered public accounting firm;

•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and

•	reviewing quarterly earnings releases and scripts.

The Audit Committee held four meetings during 2019. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and the Nasdaq Stock Market. A copy of the Audit Committee charter is available on our website at www.proteostasis.com under the “Investors & Media” tab, under the sub-tab “Corporate Governance.”

Compensation Committee. The Compensation Committee consists of Dr. Kelly (Chair) and Mr. Berger. Our Board of Directors has determined that each member of the Compensation Committee is “independent” as defined in the applicable Nasdaq Stock Market rules. The Compensation Committee’s responsibilities include:

•	annually reviewing, and recommending for approval by the Board of Directors, the corporate goals and objectives relevant to the compensation of our Chief Executive Officer;

•

evaluating the Chief Executive Officer’s performance in light of such goals and objectives and recommending for approval by the Board of Directors the compensation of our Chief Executive Officer in light of such evaluation;

•	annually reviewing, and recommending for approval by the Board of Directors, the goal and performance setting methodology for all company employees;

•	reviewing and approving the compensation of all other executive officers based on performance against the approved goals;

•	appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other adviser retained by the Compensation Committee;

•	conducting an independence assessment with respect to any compensation consultant, legal counsel or other adviser retained by the Compensation Committee;

•	reviewing and recommending to our Board of Directors for approval the compensation of our directors;

•	reviewing and approving grants and awards under incentive-based compensation and equity-based plans, consistent with the terms of such plans; and

•	reviewing and discussing with management the compensation disclosure to be included in our annual proxy statement or annual report on Form 10-K.

The Compensation Committee held two meetings during 2019. The Compensation Committee operates under a written charter adopted by the Board of Directors, which is available on our website at www.proteostasis.com under the “Investors & Media” tab, under the sub-tab “Corporate Governance.”

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee consists of Mr. Arkowitz (Chair), Ms. Drapkin and Dr. Kelly. Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is “independent” as defined in the applicable Nasdaq Stock Market rules. The Nominating and Corporate Governance Committee’s responsibilities include:

•	developing and recommending to the Board of Directors criteria for Board of Directors and committee membership;

•	establishing procedures for identifying and evaluating Board of Directors candidates, including nominees recommended by stockholders;

•	reviewing the size and composition of the Board of Directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;

•	identifying individuals qualified to become members of the Board of Directors;

•	recommending to the board of directors the persons to be nominated for election as directors and to each of the Board of Directors’ committees;

•	developing and recommending to the Board of Directors a set of corporate governance guidelines;

•	reviewing and discussing with the Board of Directors corporate succession plans for the chief executive officer and other key officers; and

•	overseeing the evaluation of the Board of Directors and management.

The Nominating and Corporate Governance Committee held one meeting during 2019. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors, which is available on our website at www.proteostasis.com under the “Investors & Media” tab, under the sub-tab “Corporate Governance.”

The Nominating and Corporate Governance Committee considers candidates for Board of Director membership suggested by its members and the Chief Executive Officer. Additionally, in selecting nominees for directors, the Nominating and Corporate Governance Committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the committee and/or recommended by the Board of Directors. Any stockholder who wishes to recommend a candidate for consideration by the committee as a nominee for director should follow the procedures described later in this Proxy Statement under the heading “Stockholder Recommendations.” The Nominating and Corporate Governance Committee will also consider whether to nominate any person proposed by a stockholder in accordance with the provisions of our By-laws relating to stockholder nominations as described later in this Proxy Statement under the heading “Stockholder Recommendations.”

Identifying and Evaluating Director Nominees. The Board of Directors delegates the selection and nomination process to the Nominating and Corporate Governance Committee, who shall identify and evaluate candidates to serve as directors of the Company (consistent with criteria approved by the Board).

Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board of Directors. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board of Director’s approval as director nominees for election to the Board of Directors.

Minimum Qualifications. The Nominating and Corporate Governance Committee will consider, among other things, the following qualifications, skills and attributes when recommending candidates for the Board of Director’s selection as nominees for the Board of Directors and as candidates for appointment to the Board of Director’s committees. The nominee shall have the highest personal and professional integrity, shall have demonstrated exceptional ability and judgment, and shall be most effective, in conjunction with the other nominees to the Board of Directors, in collectively serving the long-term interests of the stockholders.

In evaluating proposed director candidates, the Nominating and Corporate Governance Committee may consider, in addition to the minimum qualifications and other criteria for Board of Directors membership approved by the Board of Directors from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of professional experience or other background characteristics, factors such as character, integrity, judgment, diversity and length of service, his or her independence and the needs of the Board of Directors.

Stockholder Recommendations. Stockholders may submit recommendations for director candidates to the Nominating and Corporate Governance Committee by sending the individual’s name and qualifications to our Secretary at Proteostasis Therapeutics, Inc., 80 Guest Street, Suite 500, Boston, Massachusetts 02135, who will forward all recommendations to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Stockholder Communications. The Board of Directors provides to every securityholder the ability to communicate with the Board of Directors, as a whole, and with individual directors on the Board of Directors through an established process for securityholder communication. For a securityholder communication directed to the Board of Directors as a whole, securityholders may send such communication to the attention of the Chairman of the Board via U.S. Mail or Expedited Delivery Service to: Proteostasis Therapeutics, Inc., 80 Guest Street, Suite 500, Boston, Massachusetts 02135, Attn: Chairman of the Board.

For a securityholder communication directed to an individual director in his or her capacity as a member of the Board of Directors, securityholders may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: Proteostasis Therapeutics, Inc., 80 Guest Street, Suite 500, Boston, Massachusetts 02135, Attn: [Name of Individual Director].

We will forward by U.S. Mail any such securityholder communication to each director, and the Chairman of the Board in his or her capacity as a representative of the Board of Directors, to whom such securityholder communication is addressed to the address specified by each such director and the Chairman of the Board, unless there are safety or security concerns that mitigate against further transmission.

Risk Oversight. Risk assessment and oversight are an integral part of our governance and management processes. Our Board of Directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our Board of Directors performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our company, our Board of Directors addresses the primary risks associated with those operations and corporate functions. In addition, our Board of Directors reviews the risks associated with our company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.

The Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various standing committees of the Board of Directors that address risks inherent in their respective areas of oversight. Throughout the year, senior management reviews these risks with the Board of Directors at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks. Each of the committees of our Board of Directors also oversees the management of our risk that falls within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee is responsible for overseeing our major financial and cyber-security risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also monitors compliance with legal and regulatory requirements and considers and approves or disapproves any related person transactions. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. The Board of Directors does not believe that its role in the oversight of our risks adversely affects the leadership of the Board of Directors.

In carrying out their risk oversight functions, the Board of Directors and its committees routinely request and review management updates, reports from the independent auditors and legal and regulatory advice from outside experts, as appropriate, to assist in discerning and managing important risks that may be faced by us. The Board of Directors is committed to continuing to ensure and evolve its risk oversight practices as appropriate given the stage of our evolution as a biopharmaceutical company and the fast-paced changes of the life sciences industry. Regarding the COVID-19 pandemic, our management is meeting regularly to address concerns of our employees and business, as well as updating and communicating with the Board of Directors on a regular basis. The Board of Directors has oversight and has been engaged concerning the monitoring and identification of risks to our Company, and actions we are taking to mitigate risks related to this pandemic.

Report of the Audit Committee

The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent that we specifically incorporate it by reference into such filing.

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management is responsible for our internal controls, financial reporting process, and compliance with laws and regulations and ethical business standards. PricewaterhouseCoopers LLP is responsible for performing an independent audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s main responsibility is to monitor and oversee this process.

The Audit Committee reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2019, with management. The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019

THE AUDIT COMMITTEE

Kim C. Drapkin, CPA

Emmanuel Dulac, PharmD, Ph.D.

David Arkowitz

EXECUTIVE COMPENSATION

Compensation Overview

This compensation discussion, which should be read together with the compensation tables set forth below, provides information regarding the total compensation awarded to, earned by, or paid to during the years ended December 31, 2018 and 2019 to (1) our principal executive officer, (2) our two next most highly compensated executive officers who earned more than $100,000 during the fiscal year ended December 31, 2019 and were serving as executive officers as of such date, and (3) any individual who would otherwise be included in (2) above but for the fact that such individual was not serving as an executive officer of ours as of December 31, 2019. We refer to these individuals in this Proxy Statement as our named executive officers.

Our named executive officers for 2019 who appear in the Summary Compensation Table are:

•	Meenu Chhabra, our President and Chief Executive Officer,

•	Marija Zecevic, Ph.D., our Chief Commercial Officer;

•	Sheila Wilson, our Chief Operating Officer; and

•	Po-Shun Lee, M.D., our former Executive Vice President and Chief Medical Officer.

Our executive compensation program is administered by our Compensation Committee in consultation with our Board of Directors. The key objectives of our executive compensation program are (1) to attract, motivate, reward and retain superior executive officers with the skills necessary to successfully lead and manage our business; (2) to achieve accountability for performance by linking annual cash incentive compensation to the achievement of measurable performance objectives; and (3) to align the interests of our executive officers and our stockholders through short- and long-term incentive compensation programs. For our executive officers, these short- and long-term incentives are designed to accomplish these objectives by providing a significant correlation between our results of operations and their total compensation.

Setting Executive Compensation

Our Compensation Committee is responsible for reviewing and determining the compensation of our executive officers, and, with respect to our Chief Executive Officer, recommending compensation for determination by the full Board of Directors. We have not adopted any formal guidelines for allocating total compensation between long-term and short-term compensation, cash compensation and non-cash compensation, or among different forms of non-cash compensation.

Role of the Compensation Committee

The Compensation Committee, which is comprised entirely of independent directors, reviews and approves, or with respect to our Chief Executive Officer, recommends to the full Board of Directors for approval, the compensation packages for our named executive officers, including an analysis of all elements of compensation separately and in the aggregate.

In reviewing and approving, or making recommendations with respect to, these matters, our Compensation Committee considers such matters as it deems appropriate, including our financial and operating performance, the alignment of the interests of our executive officers and our stockholders and our ability to attract and retain qualified and committed individuals, as well as each executive officer’s performance, experience, responsibilities and the compensation of executive officers in similar positions at comparable companies. In determining its recommendations for the appropriate compensation levels for our Chief Executive Officer, the Compensation Committee meets outside the presence of all our executive officers. With respect to the compensation levels of all other executive officers, the Compensation Committee meets outside the presence of all executive officers except our Chief Executive Officer. Our Chief Executive Officer annually reviews the performance of each of the other named executive officers with the Compensation Committee.

Role of Compensation Consultant

In 2019, we engaged Radford (“Radford”), an independent executive compensation consultant, to provide guidance with respect to the development and implementation of our compensation programs.

Our Compensation Committee charter requires that any compensation consultants engaged by the Compensation Committee be independent of company management. During 2019, Radford did not provide services to us other than the services described in this Proxy Statement. Under its charter, our Compensation Committee is responsible for performing an annual assessment of any compensation consultants’ independence to determine whether the consultants are independent. Our Compensation Committee has determined that Radford is independent and that their work has not raised any conflicts of interest.

Elements of Compensation

Base Salary

Our Compensation Committee reviews the base salaries of our executive officers, including our named executive officers, from time to time and makes adjustments as it determines to be reasonable and necessary to reflect the scope of an executive officer’s performance, contributions, responsibilities, experience, prior salary level, position (in the case of a promotion) and market conditions.

The following table sets forth the annual base salaries for each of our named executive officers for 2019 and 2020.

NAME	2019 BASE SALARY ($)	2020 BASE SALARY ($)
Meenu Chhabra	539,600	566,580
Sheila Wilson.	358,100	376,005
Marija Zecevic, Ph.D..	364,000	382,200
Po-Shun Lee, M.D. (1)	360,706	N/A

(1)	Dr. Lee’s employment with us was terminated effective July 22, 2019.

Non-Equity Incentive Plan Compensation

We believe that a significant portion of our executives’ compensation should be based on the attainment of business goals recommended by the Compensation Committee and approved by the Board of Directors while also rewarding individual performance. Each named executive officer is eligible for an annual incentive bonus pursuant to our Senior Executive Cash Incentive Bonus Plan, which is approved annually.

Under the 2019 Senior Executive Cash Incentive Bonus Plan, each named executive officer was eligible to be considered for an annual performance bonus based on the percentage attainment, as determined by the Board of Directors upon recommendation from the Compensation Committee, of (1) our 2019 corporate goals established by the Board of Directors, upon recommendation of the Compensation Committee in its sole discretion and communicated to each officer and (2) the 2019 individual goals established by the Board of Directors, upon recommendation of the Compensation Committee. Our 2019 corporate goals established by the Board of Directors, upon recommendation of the Compensation Committee included achievement of topline data in differing doses of nesolicaftor (PTI-428), posenacaftor (PTI-801), and doricaftor (PTI-808), and achievement of regulatory milestones for our proprietary combination therapies, initiatives to improve corporate culture and the extension of our cash runway. The Compensation Committee retained the discretion to make adjustments to the calculated bonus based on unexpected or unplanned events, the overall financial condition of the Company, extraordinary performance or underperformance or other factors as determined appropriate by the Compensation Committee. Each named executive officer has a target bonus opportunity and may earn more or less than the annual target amount based on our company’s and his or her individual performance.

The Board of Directors, upon the recommendation of the Compensation Committee, determined that the percentage attainment of our corporate goals for 2019 was 100%. After review of individual performance achievement targets, the Board of Directors determined that each of Ms. Chhabra, Ms. Wilson and Dr. Zecevic shall be granted a 2019 performance bonus equal to 110% of her target bonus percentage of her base salary, as reflected in the column of the Summary Compensation Table above titled “Non-Equity Incentive Plan Compensation.”

NAME	2019 BONUS TARGET (%)	2019 INCENTIVE BONUS PAID ($)	2020 BONUS TARGET (%)
Meenu Chhabra	50	296,780	50
Sheila Wilson.	30	157,564	40
Marija Zecevic, Ph.D.	35	160,160	40
Po-Shun Lee, M.D. (2)	40	80,245	N/A

(2)

Dr. Lee’s employment with us was terminated effective July 22, 2019; however, pursuant to the terms of his separation agreement, he remained eligible for a pro-rated bonus under our Senior Executive Cash Incentive Bonus Plan as he served as a consultant to us from July 23, 2019 to December 25, 2019.

Equity-Based Awards

Equity-based compensation is an integral part of our overall compensation program. Providing named executive officers with the opportunity to create significant wealth through stock ownership is a powerful tool to attract and retain highly qualified executives, achieve strong long-term stock price performance and align our executives’ interests with those of our stockholders. In addition, equity awards serve as an additional retention measure. Additional grants may occur periodically in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward executives for exceptional performance. We have historically granted equity awards to our employees, including our named executive officers, in the form of options to purchase shares of our common stock.

Retirement Benefits and Other Compensation

Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or nonqualified deferred compensation plan sponsored by us during 2019. Our named executive officers were eligible to participate in our employee benefits, including health insurance and group life insurance benefits, on the same basis as our other employees. We maintain a 401(k) plan intended to qualify as a tax-qualified plan under Section 401 of the U.S. Internal Revenue Code of 1986, as amended, which our named executive officers are eligible to participate in on the same basis as our other employees. We generally do not provide perquisites or personal benefits except in limited circumstances, and we did not provide any perquisites or personal benefits to our named executive officers in 2019.

2019 Summary Compensation Table

The following table presents information regarding the total compensation awarded to or earned by our named executive officers during the fiscal years indicated.

Name and Principal Position	Year	Salary ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)		All Other Compensation (3) ($)		Total ($)
Meenu Chhabra	2019	539,600	1,135,941	296,780		8,400		1,980,721
President, and Chief Executive Officer	2018	515,000	516,770	257,500		—		1,783,730
Sheila Wilson(4)	2019	358,100	424,887	157,564		6,300		946,851
Chief Operating Officer
Marija Zecevic, Ph.D.(5)	2019	364,000	424,847	160,160		6,300		955,307
Chief Commercial Officer
Po-Shun Lee, M.D.(6)	2019	225,705	441,478	80,245	(7)	239,903	(8)	987,331
Former Executive Vice President and Chief Medical Officer	2018	360,706	160,815	126,247		—		783,070

(1)

Amounts represent the aggregate grant-date fair value of option awards granted to our named executive officers in the year indicated, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 excluding any estimates of forfeitures related to service-based vesting conditions. For information regarding assumptions underlying the valuation of equity awards, see Note 9 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 10, 2020. These amounts do not correspond to the actual value that may be recognized by the named executive officers upon vesting or exercise of the applicable awards.

(2)	See “—Narrative to Summary Compensation Table—Non-Equity Incentive Plan Compensation” above for a description of the material terms of the program pursuant to which this compensation was awarded.

(3)

Amounts represent a fifty (50) percent contribution match by Proteostasis up to six (6) percent of annual eligible compensation under our 401(k) plan effective January 1, 2019, which all of our named executive officers were eligible to receive.

(4)	Ms. Wilson was not one of our named executive officers for the fiscal year ended December 31, 2018.

(5)	Dr. Zecevic was not one of our named executive officers for the fiscal year ended December 31, 2018.

(6)	Dr. Lee’s employment with us terminated effective July 22, 2019. He remained as a consultant from July 23, 2019 to December 25, 2019.

(7)	Represents a pro-rated bonus under our Senior Executive Cash Incentive Bonus Plan, which Dr. Lee remained eligible to receive pursuant to the terms of his separation agreement.

(8)

Represents (i) severance payments totaling $144,282, (ii) consulting fees in the amount of $450 pursuant to the terms of his separation agreement, (iii) a cash payment for unused accrued vacation through his separation date in the amount of $9,281, (iv) incremental fair value associated with acceleration of stock options of $1,228 and (v) legal fees paid by us on Dr. Lee’s behalf in the amount of $14,597.

Outstanding Equity Awards at 2019 Fiscal Year-End Table

The following table presents the outstanding equity awards held by each of our named executive officers as of December 31, 2019.

		Option Awards
Name	Vesting Commencement Date	Securities Underlying Unexercised Options(1) (#) Exercisable	Securities Underlying Unexercised Options(1) (#) Unexercisable	Option Exercise Price	Option Expiration Date
Meenu Chhabra	6/6/2014	360,068	—	$3.36	6/6/2024
	10/8/2015	110,875	—	$14.71	10/8/2025
	2/10/2016	152,682	10,179	$8.00	2/10/2026
	4/3/2017	154,688	70,312	$7.56	4/3/2027
	3/1/2018	105,350	135,450	$3.11	3/1/2028
	3/1/2019	—	367,700	$4.30	3/1/2029
Sheila Wilson	11/1/2016	45,000	15,000	$6.98	11/1/2026
	3/1/2017	10,313	4,687	$14.72	3/1/2027
	3/1/2018	10,500	13,500	$3.11	3/1/2028
	3/1/2019	—	137,500	$4.30	3/1/2029
Marija Zecevic, Ph.D.	11/1/2016	45,500	10,500	$6.98	11/1/2026
	4/3/2017	41,250	18,750	$7.56	4/3/2027
	3/1/2018	31,719	40,781	$3.11	3/1/2028
	3/1/2019	—	137,500	$4.30	3/1/2029
Po-Shun Lee, M.D.	6/29/2015	52,727	—	$11.03	6/29/2025
	2/10/2016	99,926	—	$8.00	2/10/2026
	4/3/2017	52,050	—	$7.56	4/3/2027
	3/1/2018	37,400	—	$3.11	3/1/2028
	3/1/2019	35,725	—	$4.30	3/1/2029

(1)

Each stock option was granted pursuant to our 2008 Equity Incentive Plan (the “2008 Plan”) or our 2016 Stock Option and Incentive Plan (the “2016 Plan”). The shares of common stock underlying these stock options vest over a four-year period, with 25% of the shares vesting upon the completion of one year of service measured from the vesting commencement date, and the balance vesting in 12 successive equal quarterly installments upon the completion of each additional three-month period of service thereafter, subject to the named executive officer’s continued service through each such vesting date. Dr. Lee’s options were accelerated on July 22, 2019 in connection with the termination of his employment.

Employment Arrangements with our Named Executive Officers

We have entered into an employment agreement with each of our named executive officers. Except as noted below, these employment agreements provide for “at will” employment. The agreements set forth the initial terms and conditions of the executive’s employment with us, including initial base salary, bonus opportunity, eligibility for employee benefits and severance benefits upon a qualifying termination of employment, subject to certain non-solicitation and non-competition provisions. Any potential payments and benefits due upon a qualifying termination of employment or a change in control are further described below under “— Potential Payments and Benefits upon Termination or Change in Control.”

Meenu Chhabra. On October 21, 2016, we entered into an amended and restated employment agreement with Ms. Chhabra, in connection with her continuing role as our President and Chief Executive Officer. This agreement replaced her letter agreement dated April 4, 2014 and the letter agreement dated March 10, 2016. The employment agreement provides for an initial base salary and annual cash bonus pursuant to our Senior

Executive Cash Incentive Bonus Plan, as it may be amended from time to time, with an individual target bonus opportunity. The agreement also provides for certain change in control and severance agreements described below under “—Potential Payments Upon Termination or Change in Control.” Ms. Chhabra’s compensation has been subsequently increased to the amounts described above.

Sheila Wilson. On March 9, 2020, we entered into an amended and restated employment agreement with Ms. Wilson, in connection with her employment as our Chief Operating Officer. This agreement superseded her letter agreement dated September 29, 2016 and letter agreement dated May 18, 2017. The employment agreement provides for an initial base salary and annual cash bonus pursuant to our Senior Executive Cash Incentive Bonus Plan, as it may be amended from time to time, with an individual target bonus opportunity. The agreement also provides for certain change in control and severance agreements described below under “—Potential Payments Upon Termination or Change in Control.” Ms. Wilson’s compensation has been subsequently increased to the amounts described above.

Marija Zecevic, Ph.D. On March 9, 2020, we entered into an amended and restated employment agreement with Dr. Zecevic, in connection with her continuing role as our Chief Commercial Officer. This agreement superseded her letter agreement dated May 14, 2016 and letter agreement dated March 8, 2017. The employment agreement provides for an initial base salary and annual cash bonus pursuant to our Senior Executive Cash Incentive Bonus Plan, as it may be amended from time to time, with an individual target bonus opportunity. The agreement also provides for certain change in control and severance agreements described below under “—Potential Payments Upon Termination or Change in Control.” Dr. Zecevic’s compensation has been subsequently increased to the amounts described above.

Potential Payments Upon Termination or Change of Control

We have entered into post-employment compensation arrangements with Ms. Chhabra, Ms. Wilson and Dr. Zecevic.

Meenu Chhabra. Pursuant to her employment agreement, as amended in October 2016, in the event that her employment is terminated by us without “cause” (as such term is defined in her agreement) or she terminates her employment with us for “good reason” (as such term is defined in her agreement), in either case prior to a “change in control” (as such term is defined in her agreement) or at any time prior to or at any time after the first anniversary of a change in control, she will be entitled to receive: (i) base salary continuation for 12 months following termination, (ii) a monthly cash payment in an amount equal to the monthly contribution that we would have made to provide health insurance to Ms. Chhabra had she remained employed until the earlier of 12 months following the date of termination or the date Ms. Chhabra becomes eligible for health benefits through another employer or otherwise becomes ineligible for COBRA, and (iii) on the date that is 35 days after the date of termination, the portion of any outstanding equity grants subject to time-based vesting that would have vested in the 12 months following the date of termination had she remained employed will vest. In the event that Ms. Chhabra obtains employment during the period during which she is receiving severance payments, any remaining severance payments will be reduced by the amount of any cash compensation she received pursuant to such employment during the severance period. In the event that her employment is terminated by us without cause, or she terminates her employment with us for good reason, in either case within 12 months following change in control, she will be entitled to receive: (i) base salary continuation for 18 months following termination, (ii) a monthly cash payment in an amount equal to the monthly contribution that we would have made to provide health insurance to Ms. Chhabra had she remained employed by us until the earlier of 18 months following the date of termination or the date she becomes eligible for health benefits through another employer or otherwise becomes ineligible for COBRA, and (iii) on the date that is 35 days after the date of termination, accelerated vesting of 100% of the equity awards held by Ms. Chhabra that are subject to time-based vesting. We have the option to condition receipt of the severance payments and benefits described above upon Ms. Chhabra entering into and not revoking a separation agreement with us, including a general release of claims.

Sheila Wilson and Marija Zecevic, Ph.D. On March 9, 2020, we entered into amended and restated employment agreements with Ms. Wilson and Dr. Zecevic. Pursuant to these agreements, in the event that the named executive officer’s employment is terminated by us without “cause” (as such term is defined in the agreement) or a named executive officer terminates her employment with us for “good reason” (as such term is defined in the agreement), in either case prior to a “change in control” (as such term is defined in the agreement) or at any time prior to or within twelve months following a change in control, the named executive officer will be entitled to receive: (i) base salary continuation for nine months following termination, (ii) a monthly cash payment in an amount equal to the monthly contribution that we would have made to provide health insurance to the named executive officer had the named executive officer remained employed until the earlier of nine months following the date of termination or the date the named executive officer becomes eligible for health benefits through another employer or otherwise becomes ineligible for COBRA, and (iii) on the date that is 35 days after the date of termination, the portion of any outstanding equity grants subject to time-based vesting that would have vested in the nine months following the date of termination had the named executive officer remained employed will accelerate and vest. In the event that Ms. Wilson’s or Dr. Zecevic’s employment is terminated by us without cause, or they terminate employment with us for good reason, in either case within 12 months following change in control, they will be entitled to receive: (i) base salary continuation for 12 months following termination, (ii) a monthly cash payment in an amount equal to the monthly contribution that we would have made to provide health insurance to Ms. Wilson and Dr. Zecevic had they remained employed by us until the earlier of 12 months following the date of termination or the date they become eligible for health benefits through another employer or otherwise become ineligible for COBRA, and (iii) on the date that is 35 days after the date of termination, acceleration of 100% of the equity awards held by Ms. Wilson and Dr. Zecevic that are subject to time-based vesting. In the event that a named executive officer obtains employment during the period during which she is receiving severance payments, any remaining severance payments will be reduced by the amount of any cash compensation received by the named executive officer pursuant to such employment during the severance period. Receipt of the severance payments and benefits described above is conditioned upon the named executive officer entering into and not revoking a separation agreement with us, including a general release of claims.

Ms. Chhabra has entered into an Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement that contains, among other things, non-competition and non-solicitation provisions that apply during the term of the named executive officer’s employment and for 12 months thereafter. In addition, Ms. Wilson and Dr. Zecevic have entered into an Employee Confidential Information, Inventions, Non-Competition and Non-Solicitation Agreements (“CIIA”) that contain, among other things, non-competition and non-solicitation provisions that apply during the term of the named executive officer’s employment and for 12 months thereafter. If we elect to enforce the non-competition provision in either of the CIIAs that we entered into with Ms. Wilson or Dr. Zecevic, then we will be required to either: (i) accelerate the vesting of stock options held by the executive by 12 months; or (ii) pay continuing salary payments to the executive for one year following termination of employment at a rate equal to no less than 50% of the highest annualized base salary paid to the executive within the two years prior to the date of termination.

Separation Agreement and Consulting Agreement with Dr. Po-Shun Lee

Effective July 22, 2019, Dr. Lee stepped down from his position as our Chief Medical Officer. In connection with the termination of his employment, we entered into a separation agreement and general release dated July 22, 2019 with Dr. Lee (the “Separation Agreement’), which, among other things, provides that, Dr. Lee is entitled to the following severance benefits: (i) salary continuation for nine months (the “Severance Period”), (ii) a monthly cash payment in an amount equal to the monthly contribution that we would have made to provide health insurance to Dr. Lee had he remained employed until the earlier of nine months or the date he became eligible for health benefits through another employer or otherwise becomes ineligible for COBRA, and (iii) continued vesting of all equity awards that would have vested during the Severance Period. In connection with the execution of the Separation Agreement, we entered into a Consulting Agreement dated July 23, 2019 with Dr. Lee (the “Consulting Agreement’) pursuant to which Dr. Lee provided consulting services to us from July 23, 2019 to December 25, 2019, when the Consulting Agreement was terminated pursuant to its terms. In exchange for his services pursuant to Consulting Agreement, Dr. Lee (i) received a consulting fee of $450.00 per hour and (ii) was eligible for continued vesting of stock options following the Severance Period during the period he was providing consulting services. As a consultant, he also remained eligible for a pro-rated annual incentive bonus for fiscal year 2019 and received a bonus pursuant to the terms of the Senior Executive Cash Incentive Bonus Plan in the amount of $141,910. Dr. Lee’s options were accelerated on July 22, 2019 in connection with the termination of his employment.

Equity Benefit Plans

For more information on our current equity compensation program and decisions regarding the grants of equity awards in fiscal 2019 for our named executive officers, see “Equity-Based Awards” above.

Since the completion of our initial public offering in February 2016, we have granted equity awards to employees, including our named executive officers, under our 2016 Plan. Outstanding equity awards held by our named executive officers that we granted prior to our initial public offering were granted under our 2008 Plan. Our Board of Directors has delegated authority to our Compensation Committee to administer the terms of our 2016 Plan and 2008 Plan. Please refer to the plan documents filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 10, 2020 for the terms of such plans.

Compensation Risk Assessment

We believe that although a portion of the compensation provided to our executive officers and other employees is performance-based, our executive compensation program does not encourage excessive or unnecessary risk-taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals, in particular in connection with our pay-for-performance compensation philosophy. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on our company.

Rule 10b5-1 Sales Plans

Our policy governing transactions in our securities by directors, officers and employees permits our officers, directors and certain other persons to enter into trading plans complying with Rule 10b5-1 under the Exchange Act. Generally, under these trading plans, the individual relinquishes control over the transactions once the trading plan is put into place. Accordingly, sales under these plans may occur at any time, including possibly before, simultaneously with, or immediately after significant events involving our company.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2019:

	Number of securities to be issued upon exercise of outstanding options (a)		Weighted average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	4,364,839	(2)	$5.30	1,459,513	(3)
Equity compensation plans not approved by security holders	—		—	—

Totals	4,364,839			1,459,513

(1)	Consists of our 2008 Plan, 2016 Plan and 2016 Employee Stock Purchase Plan (the “2016 ESPP”).

(2)	Consists of shares underlying outstanding options under the 2008 Plan and the 2016 Plan.

(3)

Consists of shares available under the 2016 Plan and the 2016 ESPP. The number of shares of common stock reserved for issuance under the 2016 Plan will automatically increase on January 1 of each year, beginning on January 1, 2017 and continuing through and including January 1, 2026, by 3% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year or a lesser number of shares determined by our Compensation Committee. Pursuant to the terms of the 2016 Plan, effective January 1, 2020, an additional 1,563,498 shares were added to the number of available shares available under the 2016 Plan. The number of shares of common stock reserved for issuance under the 2016 ESPP will automatically increase on January 1 of each year, beginning on January 1, 2017 and continuing through and including January 1, 2026, by the least of (i) 138,757 shares, (ii) 1% of the number of shares of our common stock outstanding on December 31 of the preceding calendar year, or (iii) the number of shares determined by the our Compensation Committee. Pursuant to the terms of the 2016 ESPP, effective January 1, 2020, an additional 138,757 shares were added to the number of available shares available under the 2016 ESPP.

DIRECTOR COMPENSATION

The following table sets forth a summary of the compensation earned for service on our Board of Directors by our non-employee directors during the year ended December 31, 2019. Other than as set forth in the table and described more fully below, we did not pay any compensation, reimburse any expense of, make any equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of our Board of Directors during 2019. Ms. Chhabra, our Chief Executive Officer, receives no compensation for her service as a director, and, consequently, is not included in this table. The compensation received by Ms. Chhabra as an employee during 2019 is presented in the “2019 Summary Compensation Table” earlier in this Proxy Statement.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	All Other Compensation ($)		Total ($)
David Arkowitz	36,269	30,600	—		66,869
M. James Barrett, Ph.D. (3)	34,711	—	—		34,711
Franklin M. Berger, CFA	48,024	15,300	—		63,324
Kim C. Drapkin, CPA	49,650	30,600	—		80,250
Emmanuel Dulac, PharmD, Ph.D.	35,500	30,600	—		66,100
Jeffery W. Kelly, Ph.D.	48,024	15,300	50,000	(4)	113,324
Eric B. Rabinowitz (5)	5,000	—	—		5,000

(1)

Amounts represent the aggregate grant-date fair value of option awards granted to our directors in 2019, computed in accordance with FASB ASC Topic 718 excluding any estimates of forfeitures related to service-based vesting conditions. For information regarding assumptions underlying the valuation of equity awards, see Note 9 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 10, 2020. These amounts do not correspond to the actual value that may be recognized by the directors upon vesting of the applicable awards.

(2)	The table below shows the aggregate number of option awards outstanding for each non-employee director at December 31, 2019 is as follows:

Director	Unexercised Option Awards (#)
David Arkowitz	30,600
M. James Barrett, Ph.D.	124,723
Franklin M. Berger, CFA	140,023
Kim C. Drapkin, CPA	30,600
Emmanuel Dulac, PharmD, Ph.D.	30,600
Jeffery W. Kelly, Ph.D.	153,898

(3)	Dr. Barrett resigned as a director effective June 27, 2019.

(4)	Represents an annual consulting fee for service on our scientific advisory board.

(5)	Mr. Rabinowitz resigned as a director effective January 31, 2019.

Non-Employee Director Compensation Policy

In December 2015, our Board of Directors adopted a non-employee director compensation policy, which became effective on February 10, 2016 and which was most recently amended by the Board of Directors on February 4, 2020, that is designed to provide a total compensation package that enables us to attract and retain, on a long-term basis, high-caliber non-employee directors. Non-employee directors receive a combination of cash and equity compensation.

Cash Compensation

Under our policy, each non-employee director will be paid cash compensation as set forth below, prorated based on days of service during a calendar year:

Annual Retainer ($)
Board of Directors:
All non-employee members	35,000
Additional retainer for Non-Executive Chairperson	25,000

Audit Committee:
Chairperson	15,000
Non-Chairperson members	7,500

Compensation Committee:
Chairperson	10,000
Non-Chairperson members	5,000

Nominating and Corporate Governance Committee:
Chairperson	7,500
Non-Chairperson members	3,500

Equity Compensation

In addition to cash compensation, each non-employee director is eligible to receive nonqualified stock options and/or restricted stock unit awards under our 2016 Plan. Any stock options granted under this policy are nonstatutory stock options, with a term of ten years from the date of grant, subject to earlier termination in connection with a termination of service.

Vesting schedules for equity awards are subject to the non-employee director’s continuous service on each applicable vesting date. Notwithstanding any vesting schedule, for each non-employee director who remains in continuous service with the Company until immediately prior to the closing of a change in control, the shares subject to his or her then-outstanding equity awards that were granted pursuant to this policy will become fully vested prior to a “Sale Event” (as defined in the 2016 Plan).

Initial Award

Each new non-employee director who is initially appointed or elected to our Board of Directors is eligible to receive a one-time equity award of an option to purchase 34,800 shares of our common stock or a stock option with a grant date fair value of $72,036, whichever has a lower value, which option vests in equal quarterly installments over a period of three years following the grant date, subject to the director’s continued service on our Board of Directors.

Annual Award

On the date of each annual meeting of our stockholders, each continuing non-employee director who has served for at least six months is eligible to receive an annual equity award with of an option to purchase 17,400 shares of our common stock or a stock option with a grant date fair value of $36,018, whichever has a lower value, which option vests in equal quarterly installments over a period of one year following the grant date.

Additional Awards

Our non-employee directors may also be granted such additional stock options in such amounts and on such dates as our Board of Directors may recommend. All of the foregoing options are granted with an exercise price per share equal to the reported closing price on the date of grant, or the preceding business day if there are not market quotations on such date.

Reimbursement of Expenses

We reimburse all non-employee directors for reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board of Directors or any committee.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice of Internet Availability of Proxy Materials, Proxy Statement, and Annual Report on Form 10-K for the year ended December 31, 2019, as applicable, is being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at 80 Guest Street, Suite 500, Boston, MA 02135, Attention: Secretary or call us at (617) 225-0096. If you want to receive separate copies of the Notice of Internet Availability of Proxy Materials, Proxy Statement, or Annual Report on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Meenu Chhabra

President, and Chief Executive Officer and Director

April 29, 2020

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the Securities and Exchange Commission, is available without charge upon written request to: Proteostasis Therapeutics, Inc., Attn.: Corporate Secretary, 80 Guest Street, Suite 500, Boston, Massachusetts 02135.

ANNUAL MEETING OF PROTEOSTASIS THERAPEUTICS, INC.

Date:	Monday June 29, 2020
Time:	9:00 A.M. (Eastern Time)
Place:	80 Guest Street, First Floor, Event Room, Boston, MA 02135

Please make your marks like this:    ☒  Use dark black pencil or pen only

The Board of Directors Recommends a Vote FOR the director nominees listed in Proposal 1 and FOR Proposal 2.

1:

To elect three Class II directors, Meenu Chhabra, Jeffery W. Kelly, Ph.D. and David Arkowitz, to serve until the 2023 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation or removal.

Nominee:
(1) Meenu Chhabra
(2) Jeffery W. Kelly, Ph.D.
(3) David Arkowitz

Vote For All Nominees	Withhold Vote From All Nominees	Vote For All Except
☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “Exception” box and write the number(s) in the space provided to the right

		For	Against	Abstain

2:	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.	☐	☐	☐

To transact such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof

	To attend the meeting and vote your shares in person, please mark this box.		☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Please separate carefully at the perforation and return just this portion in the envelope provided.

Annual Meeting of Proteostasis Therapeutics, Inc.

to be held on Monday June 29, 2020

for Holders as of April 30, 2020

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET		TELEPHONE

Go To	Call
www.proxypush.com/PTI	866-286-3110

•	Cast your vote online 24 hours a day/7 days a week.	OR	•	Use any touch-tone telephone toll-free 24 hours a day/7 days a week.
•	Have your Proxy Card/Voting Instructions Form ready.	MAIL	• •	Have your Proxy Card/Voting Instruction Form ready. Follow the simple recorded instructions.
•	View Meeting Documents.

OR	•	Mark, sign and date your Proxy Card/Voting Instruction Form.
	•	Detach your Proxy Card/Voting Instruction Form.
	•	Return your Proxy Card/Voting Instruction Form in the
postage-paid envelope provided.

The undersigned hereby appoints Meenu Chhabra and Janet L. Smart, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of Proteostasis Therapeutics, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN PROPOSAL 1 AND FOR PROPOSAL 2. THE PROXIES WILL VOTE IN THEIR DISCRETION ON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.

PROXY TABULATOR FOR PROTEOSTASIS THERAPEUTICS, INC. c/o MEDIANT COMMUNICATIONS P.O. BOX 8016 CARY, NC 27512-9903

  Please separate carefully at the perforation and return just this portion in the envelope provided.

Proxy for Annual Meeting of Stockholders to be held

on Monday June 29, 2020

This proxy is being solicited on behalf of the Board of Directors

Please vote, date and sign this Proxy on the other side and return it in the enclosed envelope.

The Stockholder signing on the reverse side (the “undersigned”), having received the Annual Report and Proxy Statement, hereby appoint(s) Meenu Chhabra and Janet L. Smart and each of them, Proxies of the undersigned (with full power of substitution) to attend the Annual Meeting of Proteostasis Therapeutics, Inc. (the “Company”) to be held on Monday June 29, 2020, and all adjournments and postponements thereof (the “Meeting”), and to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote, if personally present, in regard to all matters that may properly come before the Meeting.

The undersigned hereby confer(s) upon the Proxies, and each of them, discretionary authority to consider and act upon such business, matters or proposals as may properly come before the Meeting. The Proxy, when properly executed, will be voted in the manner specified herein. If no specification is made, the Proxies intend to vote FOR all nominees for director in Proposal 1 and FOR Proposal 2.